                                                                   EXHIBIT 10.25


                            LICENSE OPTION AGREEMENT

        This License Option Agreement (the "Agreement") is made as of the 6th day of March, 1998 by and between Allergan, Inc., a Delaware corporation ("Allergan"), and Allergan Specialty Therapeutics, Inc., a Delaware corporation ("ASTI").

                                   BACKGROUND

        A. ASTI has been formed for the purpose of researching and developing human pharmaceutical products, including products using Allergan Technology (as defined herein) and commercializing such products, most likely through licensing to Allergan.

        B. As of the date hereof, Allergan and ASTI have entered into a Technology License Agreement and a Research and Development Agreement.

        C. ASTI desires to grant to Allergan an option to commercialize the products developed by ASTI under the Research and Development Agreement as set forth herein.

        NOW, THEREFORE, the parties agree as follows:

1.      DEFINITIONS.

        For purposes of this Agreement, the following terms shall have the meanings set forth below:

        1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the interests in profits in the case of a business entity other than a corporation.

        1.2 "ASTI Product" shall mean any dosage form of a compound which is the subject of research and development as a potential human pharmaceutical product which has been recommended by Allergan and accepted by ASTI's Board of Directors for development as such under the Research and Development Agreement. Such recommendations may be made on a Field of Use basis. The following compounds have been selected as the initial ASTI Products as of the date hereof: (i) Tazarotene (oral), (ii) Memantine, (iii) AGN 4310 and (iv) a compound to be selected from the RAR alpha-selective agonist class of retinoid compounds for the treatment of various cancers.

        1.3 "Distribution" shall mean Allergan's distribution of all of the outstanding shares of Class A Common Stock of ASTI to Allergan stockholders of record on February 17, 1998.

        1.4 "FDA" shall mean the United States Food and Drug Administration or any successor agency whose clearance is necessary to market an ASTI Product in the United States.



                                       1.

        1.5 "Field of Use" shall mean a particular disease state or set of related disease states.

        1.6 "License Agreement" shall mean an exclusive license agreement for a particular ASTI Product between Allergan and ASTI, in the form of Exhibit A to this Agreement.

        1.7 "License Option" shall mean the option granted to Allergan pursuant to Section 2 of this Agreement.

        1.8 "Product Payments" shall have the meaning set forth in Section 3.1 of the License Agreement.

        1.9 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications claiming any of the foregoing, owned by, licensed to or controlled by a person and which such person has the right to license or sublicense. Proprietary Rights shall not include trademarks.

        1.10 "Purchase Option" shall mean that certain option contained in ASTI's Restated Certificate of Incorporation pursuant to which Allergan has the right to purchase all of the outstanding shares of ASTI Class A Common Stock.

        1.11 "Research and Development Agreement" shall mean the Research and Development Agreement dated as of the date hereof between Allergan and ASTI.

        1.12 "Technology License Agreement" shall mean the Technology License Agreement dated as of the date hereof between Allergan and ASTI.

2.      LICENSE OPTION.

        2.1 GRANT OF LICENSE OPTION. On the terms and subject to the conditions of this Agreement, ASTI hereby grants to Allergan an option to obtain an exclusive license with respect to each ASTI Product, exercisable on a product-by-product and country-by-country basis as described in Section 2.2.

        2.2    TIME FOR EXERCISE.

               (a) Allergan may exercise the License Option with respect to any ASTI Product on a country-by-country basis at any time during the period beginning on the date hereof and ending (i) with respect to the United States, 30 days after clearance by the FDA to market such ASTI Product in the United States, and (ii) with respect to any other country, 90 days after the earlier of
(A) clearance by the appropriate regulatory agency to market such ASTI Product in such country and (B) clearance by the FDA to market such ASTI Product in the United States. Notwithstanding the foregoing, the License Option shall expire, to the extent not previously exercised, at the close of business on the 30th day after the expiration of the Purchase Option or, with respect to a particular ASTI Product, upon exercise by Allergan of the global buy-out option for such ASTI Product under the License Agreement for such ASTI Product. In any case, Allergan must exercise the License Option for a particular ASTI Product in a particular country



                                       2.

prior to the first commercial sale of such product in such country by Allergan or any of its Affiliates, sublicensees, distributors or marketing partners.

               (b) The License Option for any ASTI Product in any country will expire if not exercised within the time periods described above. In addition, the License Option for any ASTI Product will expire, with respect to all countries for which it has not yet been exercised, upon exercise by Allergan of the global buy-out option for such ASTI Product under the License Agreement for such ASTI Product.

               (c) ASTI will notify Allergan in writing within 10 business days of receipt of each clearance to market any ASTI Product in any country.

        2.3 MANNER OF EXERCISE. Allergan shall exercise its License Option by delivering to ASTI, within the time period described in Section 2.2 above, a written notice of exercise specifying the ASTI Product and the country or countries as to which the License Option is exercised. A License Agreement for such ASTI Product shall be deemed to be effective in such country or countries as of the date of such notice of exercise, without the necessity of any additional action by the parties. For the convenience of the parties, however, Allergan shall, promptly after delivery of such notice, forward to ASTI two executed copies of a License Agreement dated the effective date thereof and containing completed Attachments A and B. ASTI shall execute both copies and return one to Allergan as soon as possible. Failure of either or both of the parties to execute such License Agreement shall not, however, affect the effectiveness of the license granted thereby. The parties shall enter into a separate License Agreement for each ASTI Product as to which Allergan elects to exercise a License Option. For convenience, the parties shall amend Attachment B to a License Agreement to add a country or countries in cases where a License Option is being exercised for an ASTI Product for which a License Option already has been exercised in another country or countries. Such amendment shall set forth the additional country or countries and the dates of exercise of the License Option for such countries.

        2.4 DEVELOPMENT ASSETS. If Allergan does not exercise the License Option for any ASTI Product in any country prior to the expiration of such License Option or, if Allergan notifies ASTI expressly in writing that it will not exercise the License Option for an ASTI Product, Allergan shall make available to ASTI for further development and commercialization activities at no charge, all clinical supplies, materials and other assets purchased, manufactured or developed for use in the development of such ASTI Product with respect to such country to the extent such assets will not be used under the Research and Development Agreement.

3.      NO CONFLICT.

        ASTI agrees that no license, sale or other commercialization of any ASTI Product has been or shall be made or offered to any person or entity on any basis that is or will be in conflict with this Agreement or any License Agreement.

4.      ACCESS TO INFORMATION.

        4.1 INFORMATION AVAILABLE TO ALLERGAN. ASTI shall make available to Allergan, at all reasonable times, all available information relating to all ASTI Products as to which the License



                                       3.

Option remains exercisable so as to enable Allergan to determine whether and when to exercise its License Option.

        4.2 CONSULTATION WITH ALLERGAN. ASTI shall consult with Allergan and inform Allergan on a continuing basis of the current state of research and development of all ASTI Products as to which the License Option remains exercisable and will review from time to time with Allergan the progress towards completion of the ASTI Products.

        4.3 CONSULTATION WITH ASTI. In the event that the License Option with respect to one or more ASTI Products in one or more countries expires unexercised, Allergan shall make available to ASTI all information reasonably available to Allergan relating to such ASTI Products and Allergan's previous contacts with potential sublicensees, distributors or marketing partners for such ASTI Products in such countries.

5.      EFFECTIVE DATE; TERMINATION.

        5.1 EFFECTIVE DATE. This Agreement shall become effective on the date of the Distribution.

        5.2 TERMINATION. This Agreement shall terminate on the earlier of (a) the date of expiration of the License Option for all of the ASTI Products and
(b) 30 days after expiration of the Purchase Option.

6.      MISCELLANEOUS.

        6.1 WAIVER, REMEDIES AND AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

        6.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that Allergan may assign such rights and obligations hereunder to an Affiliate of Allergan or any person or entity with which Allergan is merged or consolidated or which acquires all or substantially all of the assets of Allergan.

        6.3 DISPUTE RESOLUTION. In the event of any dispute, the parties shall refer such dispute to the CEO of ASTI and the CEO of Allergan for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such



                                       4.

executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration before a retired California Superior Court Judge at J.A.M.S./Endispute located in Orange, California, such arbitration to be conducted pursuant to the J.A.M.S./Endispute procedure rules for commercial disputes then in effect. The award of the arbitrator shall include an award of reasonable attorneys' fees and costs to the prevailing party.

        6.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

        6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of California as applied to residents of that state entering into contracts wholly to be performed in that state.

        6.6 HEADINGS. The section headings contained in this Agreement are included for convenience only and form no part of the Agreement between the parties.

        6.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail and addressed as follows:

               If to Allergan:  Allergan, Inc.
                                2525 Dupont Drive
                                Irvine, CA 92612
                                Facsimile: (714) 246-4774
                                Attention:  Corporate Vice President,
                                            General Counsel

               If to ASTI:      Allergan Specialty Therapeutics, Inc.
                                2525 Dupont Drive
                                Irvine, CA 92612
                                Facsimile: (714) 246-4774
                                Attention: President and Chief Executive Officer

        All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Section 6.7.

        6.8 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

        6.9 RELATIONSHIP OF THE PARTIES. For purposes of this Agreement, ASTI and Allergan shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute ASTI and Allergan as partners, joint venturers, co owners, an association or any entity separate and apart from each party itself, nor



                                       5.

shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

        6.10 SURVIVAL. The provisions of Sections 1, 2.4, 4.3, 6.1, 6.3, 6.5, 6.7, 6.8, 6.9 and this Section 6.10 shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement. Neither party shall be liable to the other due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.



                                       6.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                 ALLERGAN, INC.



                                 By:/s/ LESTER J. KAPLAN
                                    --------------------------------------------
                                 Title: Corporate Vice President, Science &
                                        Technology
                                        ----------------------------------------


                                 ALLERGAN SPECIALTY THERAPEUTICS, INC.



                                 By: /s/ LESTER J. KAPLAN
                                    --------------------------------------------
                                 Title: Chief Executive Officer
                                        ----------------------------------------



                                       7.

                                    EXHIBIT A

                            FORM OF LICENSE AGREEMENT

        This License Agreement (the "Agreement") is made this ____ day of _______________ , _____, by and between Allergan, Inc., a Delaware corporation ("Allergan"), and Allergan Specialty Therapeutics, Inc. ("ASTI"), a Delaware corporation.

                                   BACKGROUND

        A. ASTI and Allergan have entered into a License Option Agreement and certain other agreements dated as of March 6, 1998.

        B. Section 2 of the License Option Agreement provides for a license, the terms of which are to be set forth herein.

        NOW, THEREFORE, the parties agree as follows:

1.      DEFINITIONS.

        For purposes of this Agreement, the following terms shall have the meanings set forth below:

        1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the interests in profits in the case of a business entity other than a corporation.

        1.2 "Research and Development Cost(s)" shall mean the cost of activities undertaken pursuant to the Research and Development Agreement with respect to the Licensed Product, determined in accordance with Exhibit A thereto.

        1.3 "Infringing Product" shall mean any product sold by a third party, other than pursuant to an agreement with Allergan, (i) which incorporates the same Therapeutic Agent or Agents as incorporated in the Licensed Product and
(ii) which infringes or is alleged to infringe any patent or patents owned by, licensed to or controlled by Allergan.

        1.4 "License Option Agreement" shall mean the License Option Agreement between Allergan and ASTI dated as of March 6, 1998.

        1.5 "Licensed Product" shall mean the product listed on Exhibit A hereto.

        1.6 "Major Market Country" shall mean any of the following countries: the United States, France, Germany, Italy, Japan or the United Kingdom.

        1.7 "Net Sales" shall mean, with respect to a product, the amount billed by Allergan or its Affiliates to a third party which is not an Affiliate of the selling party (unless such Affiliate is the end user of such product, in which case the amount billed therefor shall be deemed to be the



                                       8.

amount that would be billed to a third party in an arm's length transaction) for sales of such product to third parties less the following items, as allocable to such product: (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Allergan's or its Affiliate's gross negligence, willful misconduct or fraud), (iii) freight, shipping and insurance charges specifically included in the billing amount, (iv) taxes, duties or other governmental tariffs (other than income taxes) specifically included in the billing amount and (v) government mandated rebates.

        1.8 "Research and Development Agreement" shall mean the Research and Development Agreement between Allergan and ASTI dated as of March 6, 1998.

        1.9 "Specialty Royalty Payments" shall mean front-end distribution fees, prepaid royalties or similar one-time, infrequent or special payments from a sublicense to Allergan with respect to a Licensed Product.

        1.10 "Sublicensing Revenues" shall mean percentage-of-sales payments and Specialty Royalty Payments received by Allergan from sublicensees with respect to a Licensed Product.

        1.11 "Territory" shall mean the country or countries listed on Exhibit B hereto, as amended from time to time by the parties in connection with the exercise by Allergan of its option for additional countries under the License Option Agreement or the surrender by Allergan of its rights to commercialize the Licensed Product in any country or countries.

        1.12 "Therapeutic Agent" shall mean a drug, protein, peptide, gene, compound or other pharmaceutically active ingredient.

2.      GRANT OF LICENSE.

        2.1 GRANT. ASTI hereby grants to Allergan an exclusive, perpetual license, with the right to sublicense, to research, develop, make, have made and use the Licensed Product and to sell and have sold the Licensed Product in the Territory. Allergan agrees to use diligent efforts to conduct or have conducted any remaining activities necessary to complete the development of the Licensed Product in the Territory through regulatory clearance to market the Licensed Product in the Territory. Such activities will be undertaken at no cost to ASTI, unless ASTI agrees otherwise in writing. Promptly after regulatory clearance, Allergan shall commence and continue to use diligent efforts to commercialize the Licensed Product in each Major Market Country of the Territory through the manufacture and sale or the sublicensing of the Licensed Product, devoting to the Licensed Product the same resources as other pharmaceutical companies of similar size devote to products with similar market potential and with similar relative importance to their product portfolios. Allergan may use reasonable business discretion in the allocation of its technological and monetary resources in performing its obligations hereunder, taking into account not only the Licensed Product but also activities for its own account and its obligations under its other agreements with third parties. ASTI acknowledges that Allergan will continue to own and have the right to use any clinical supplies, materials and other assets purchased, manufactured or developed for use in the development of such Licensed Product, without any additional payment to or reimbursement of ASTI.



                                       9.

        2.2 NO OTHER COMMERCIALIZATION. Allergan shall not commercialize the Licensed Product in any country except pursuant to this Agreement.

3.      PRODUCT PAYMENTS.

        3.1    PAYMENTS.

               (a) Allergan shall make payments to ASTI ("Product Payments") with respect to the Licensed Product as follows:

                         (i) if the Licensed Product is sold by Allergan,
royalties of up to a maximum of 6% of Allergan's Net Sales of the Licensed Product determined as follows: (A) 1% of such Net Sales, plus (B) an additional 0.1% of such Net Sales for each full $1 million of Research and Development Costs of the Licensed Product that have been paid by ASTI prior to such quarter end; and

                         (ii) if the Licensed Product is sold by a third party,
sublicensing fees of up to a maximum of 50% of Sublicensing Revenues with respect to such Licensed Product determined as follows: (A) 10% of such Sublicensing Revenues, plus (B) an additional 1% of such Sublicensing Revenues for each full $1 million of Research and Development Costs of the Licensed Product that have been paid by ASTI prior to such quarter end.

Notwithstanding the foregoing, Product Payments for any quarter will not exceed 3% of Net Sales, on a quarterly basis, in the Territory for the first twelve calendar quarters during which the Licensed Product is commercially sold in the first Major Market Country.

               (b) In determining Product Payments, Research and Development Costs shall be determined as of the last day of each calendar quarter, in order to determine the rates payable with respect to Net Sales for the next calendar quarter for all countries included in the Territory as of the first day of such next calendar quarter, and for any country added to the Territory during such next calendar quarter.

               (c) In determining Product Payments, Net Sales by and Sublicensing Revenues of Allergan shall be reduced by the dollar amount of any license or similar payments made by or due from Allergan or its Affiliates to third parties with respect to sales of such Licensed Product in the Territory. If license or similar payments are made to third parties with respect to sales of both the Licensed Product in the Territory and to sales of other products, Allergan shall allocate such payments, if necessary, in a commercially reasonable manner.

        3.2 TERM OF PAYMENTS. The obligation to make Product Payments hereunder shall continue until seven years after the date of the first commercial sale of the Licensed Product in any Major Market Country, and shall terminate as to all countries at the end of such seven-year period.



                                      10.

        3.3    BUY-OUT OF PAYMENTS.

               (a) Allergan shall have the option, in its discretion, at any time after the end of the twelfth calendar quarter during which the Licensed Product was commercially sold in any country, to buy out its remaining obligations to make Product Payments with respect to Net Sales and Sublicensing Revenues of such Licensed Product in such country. The buy-out price shall be an amount equal to 15 times the Product Payments made by or due from Allergan to ASTI with respect to Net Sales and Sublicensing Revenues of such Licensed Product in such country for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised, plus 15 times such additional Product Payments as would have been made but for the 3% limit set forth in
Section 3.1 on Product Payments for such period.

               (b) Allergan shall have the option, in its discretion, at any time after the end of the twelfth calendar quarter during which the Licensed Product was commercially sold in either the United States or two other Major Market Countries, to buy out its remaining obligations to make Product Payments with respect to Net Sales and Sublicensing Revenues of such Licensed Product in the Territory. The buy-out price shall be an amount equal to (i) 20 times (A) the Product Payments made by or due from Allergan to ASTI for such Licensed Product in the Territory, plus (B) such payments as would have been made by or due from Allergan to ASTI if Allergan had not exercised any country-specific buy-out option with respect to Net Sales and Sublicensing Revenues of such Licensed Product, plus (C) such additional Product Payments as would have been made but for the 3% limit set forth in Section 3.1 on Product Payments for such period, in each case, for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised, less (ii) any amounts previously paid to exercise any country-specific buy-out option with respect to Net Sales and Sublicensing Revenues of such Licensed Product.

4.      ACCOUNTING.

        4.1 REPORTS. Within 90 days after the end of each calendar quarter for which Product Payments are due, Allergan shall render an accounting to ASTI, on a country-by-country basis, with respect to all Product Payments due for such quarter. Such report shall indicate, for such quarter, the quantity and dollar amount of Net Sales of the Licensed Product by Allergan and its Affiliates, sublicensees, distributors and marketing partners (and their Affiliates), or other consideration with respect to Net Sales, with respect to which payments are due; provided, however, that if Allergan shall not have received from any sublicensee, distributor or marketing partner a report of its (and its Affiliates') sales for such quarter, then such sales shall be included in the next quarterly report. In case no Product Payments are due for any calendar quarter, Allergan shall so report

        4.2 RECORDS; REVIEW BY ACCOUNTANTS. Allergan shall keep and maintain, in accordance with generally accepted accounting principles, proper and complete records and books of account documenting all amounts paid or payable by Allergan to ASTI. ASTI shall have the right, once in each calendar year during regular business hours and upon reasonable notice to Allergan, at ASTI's expense, to examine or have examined by a certified public accountant or similar person, such of the records of Allergan as may be necessary to verify the accuracy of the reports and payments made under this Agreement. Such examination shall take place not later



                                      11.

than two years following the year in question, and only one examination may take place with respect to any period as to which such books and records are examined. Allergan shall obtain, for itself and for ASTI, similar reasonable rights to audit information pertaining to Net Sales from each party appointed to commercialize any product as to which payments are due to ASTI hereunder.

5.      TIMES AND CURRENCIES OF PAYMENTS.

        5.1 PAYMENTS. Payments shown by each calendar quarter report to have accrued shall be due and payable on the date such report is due and shall be paid in United States dollars. Any and all taxes due or payable on such payments or with respect to the remittance thereof shall be deducted from such payments and shall be paid by Allergan to the proper taxing authorities, and proof of payment shall be secured and sent to ASTI as evidence of such payment. The rate of exchange to be used in computing the amount of the United States dollars due to ASTI in satisfaction of payment obligations with respect to sales in foreign countries shall be calculated by converting the amount due in such foreign currency into United States dollars at the rate for the purchase of United States dollars with such currency as published in The Wall Street Journal on the last business day of the calendar quarter for which payment is being made.

        5.2 CERTAIN FOREIGN PAYMENTS. If governmental regulations prevent remittance from any foreign country of any amounts due under Section 3.1 in respect of that country, Allergan shall so notify ASTI in writing, and the obligation under this Agreement to make payments with respect to sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) until such remittances are possible. ASTI shall have the right, upon written notice to Allergan, to receive payment in any such country in the local currency.

        5.3 LATE PAYMENTS. Any payments due hereunder that are not made when due shall bear interest at the lesser of 10% per annum or the maximum rate as may be allowed by law, beginning on the date when ASTI has notified Allergan that such payments are overdue.

6.      PATENT INFRINGEMENT.

        6.1 NOTICE. Each party shall promptly notify the other party of use or sale by a third party of an Infringing Product.

        6.2 LEGAL ACTION. If a third party manufactures or sells an Infringing Product, Allergan may, at its own expense, bring legal action to restrain such infringement and for damages. Any recoveries resulting from any such action shall be first applied to reimburse Allergan for its expenses (including reasonable attorneys' fees) incurred in bringing the action. ASTI will be entitled to a share of the remaining recoveries in the same percentage as the percentage of Net Sales as to which Product Payments are due to ASTI during the period of the infringement or alleged infringement. If (a) Allergan fails to take the necessary steps to restrain such infringement or alleged infringement by litigation or otherwise within 90 days after either party's notice described in Section 6.1, (b) if the infringement or alleged infringement occurs during a period for which ASTI is entitled to receive Product Payments hereunder, and (c) if over a period of at least two calendar quarters such Infringing Product achieves an annualized unit sales volume in the country of infringement equal to 25% of the annualized unit sales volume of



                                      12.

the Licensed Product sold by Allergan and its Affiliates, sublicensees, distributors and marketing partners (and their Affiliates) in such country during such year, then ASTI may institute, in its own name, at its own expense and with the right to all recoveries, such litigation or other appropriate action as it may deem appropriate to restrain such infringement, provided that ASTI has first given to Allergan 60 days advance notice of its intention to take such action, and provided further, that Allergan has not itself taken appropriate action during such 60 day period.

        6.3 COOPERATION. If either party desires to bring an action in accordance with Section 6.2, the other party agrees to cooperate fully with the party bringing such action in the pursuit thereof, at the expense of the party bringing such action and to the extent reasonably requested by such party. If the third party in any such action brought by ASTI brings a counteraction for invalidation or misuse of a patent covering the Licensed Product, ASTI promptly shall notify Allergan and Allergan may, within six months of the notification, join and participate in such action at its own expense.

        6.4 SETTLEMENT. Each party agrees not to settle any action it brings in a manner that would adversely affect the other party without the other party's prior written approval.

7.      EFFECTIVE DATE AND TERM.

        7.1 EFFECTIVE DATE AND TERM. This Agreement will become effective in accordance with Section 2.3 of the License Option Agreement and, unless terminated in accordance with any of the provisions hereof, shall remain in full force and effect thereafter.

8.      INDEMNIFICATION.

        8.1 INDEMNITY. Allergan shall indemnify, defend and hold ASTI (and its Affiliates) harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments incurred by or rendered against ASTI and its Affiliates, which arise out of the use, design, labeling or manufacture, processing, packaging, sale or commercialization of the Licensed Product by Allergan, its Affiliates, subcontractors, sublicensees, distributors and marketing partners (and their Affiliates). ASTI shall permit Allergan's attorneys, at Allergan's discretion and cost, to control the defense of any claims or suits as to which ASTI may be entitled to indemnification hereunder, and ASTI agrees not to settle any such claims or suits without the prior written consent of Allergan. ASTI shall have the right to participate, at its own expense, in the defense of any such claim or demand to the extent it so desires.

        8.2 NOTICE. ASTI shall give Allergan prompt notice in writing, in the manner set forth in Section 11.7 below, of any claim or demand made against ASTI for which ASTI may be entitled to indemnification under Section 8.1.

9.      DISCLAIMERS.

ASTI DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (A) THAT THE LICENSED PRODUCT OR ANY TECHNOLOGY INCORPORATED THEREIN, OR THE MANUFACTURE, USE OR SALE THEREOF, WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY



                                      13.

INFORMATION OF ANY THIRD PARTY AND (B) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE LICENSED PRODUCT OR ANY TECHNOLOGY INCORPORATED THEREIN OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE RESEARCH, DESIGN, DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT. ASTI DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

10.     TERMINATION.

        10.1 TERMINATION BY ASTI. ASTI may, in its discretion, terminate this Agreement in the event that Allergan:

               (a) breaches any of its material obligations hereunder and such breach continues for a period of 60 days after written notice thereof; or

               (b) enters into any proceeding, whether voluntary or otherwise, in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of Allergan's assets or any other proceedings under any law for the relief of creditors or makes an assignment for the benefit of its creditors.

        10.2 TERMINATION BY ALLERGAN. Allergan may terminate this Agreement with respect to one or more countries included in the Territory upon 30 days' prior written notice to ASTI if Allergan elects for any reason to discontinue commercialization of the Licensed Product in such country.

        10.3 CONSEQUENCES OF TERMINATION. Termination of this Agreement for any reason in accordance with the terms hereof shall be without prejudice to:

               (a) ASTI's right to receive all payments accrued under Section 3 prior to the effective date of such termination; and

               (b) any other remedies which either party may then or thereafter have hereunder or otherwise. If this Agreement terminates pursuant to this
Section 10, Allergan shall immediately discontinue any promotion and sales of the Licensed Product. Notwithstanding the foregoing, in the event of any termination under this Section 10, Allergan may sell its inventory in stock on the date of termination for a period of up to six months after the termination, and shall remit payments to ASTI in respect thereto in accordance with this Agreement.

11.     MISCELLANEOUS.

        11.1 WAIVER, REMEDIES AND AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of



                                      14.

any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

        11.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that Allergan may assign such rights and obligations hereunder to an Affiliate of Allergan or to any person or entity with which Allergan is merged or consolidated or which acquires all or substantially all of the assets of Allergan.

        11.3 DISPUTE RESOLUTION. In the event of any dispute, the parties shall refer such dispute to the CEO of ASTI and the CEO of Allergan for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration before a retired California Superior Court Judge at J.A.M.S./Endispute located in Orange, California, such arbitration to be conducted pursuant to the J.A.M.S./Endispute procedure rules for commercial disputes then in effect. The award of the arbitrator shall include an award of reasonable attorneys' fees and costs to the prevailing party.

        11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

        11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of California as applied to residents of that state entering into contracts to be performed in that state.

        11.6 HEADINGS. The headings set forth at the beginning of the various sections of this Agreement are for convenience and form no part of the Agreement between the parties.

        11.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail, postage prepaid, and addressed as follows:

               If to Allergan:  Allergan, Inc.
                                2525 Dupont Drive
                                Irvine, CA 92612
                                Facsimile: (714) 246-4774
                                Attention:  Corporate Vice President, General
                                            Counsel

                                      15.

               If to ASTI:      Allergan Specialty Therapeutics, Inc.
                                2525 Dupont Drive
                                Irvine, CA 92612
                                Facsimile: (714) 246-4774
                                Attention: President and Chief Executive Officer

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Section 11.7.

        11.8 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

        11.9 RELATIONSHIP OF THE PARTIES. For all purposes of this Agreement, ASTI and Allergan shall be deemed to be independent contractors and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute ASTI and Allergan as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way to obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

        11.10 SURVIVAL. The provisions of Sections 1, 4.2, 8, 9, 10.3, 11.1, 11.3, 11.5, 11.6, 11.7, 11.8, 11.9, and this Section 11.10 shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement. Neither party shall be liable to the other due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise.

        11.11 FORCE MAJEURE. Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.



                                      16.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                       ALLERGAN, INC.



                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                        ALLERGAN SPECIALTY THERAPEUTICS, INC.



                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------



                                      17.

                                  ATTACHMENT A

                                LICENSED PRODUCT



                                      18.

                                  ATTACHMENT B

                                    TERRITORY

             DATE OF EXERCISE                            COUNTRY



                                       2.